Exhibit 10.3

AGREEMENT

This AGREEMENT (“Agreement”) is dated as of February 28, 2002 by and between RedKey, Inc., an Ohio corporation doing business as Cardinal Health Sales and Marketing Services (“Vendor”), with its principal place of business at 7000 Cardinal Place, Dublin, Ohio, and Alliance Pharmaceutical Corp. (“Company”), a New York corporation having a principal place of business at 3040 Science Park Road, San Diego, California 92121.

Background Information

Company develops, distributes and sells pharmaceutical products, and Vendor provides medical representatives who Detail (as hereinafter defined) pharmaceutical products for third parties. The Company desires Vendor to provide representatives to Detail certain products as determined and directed by Company in the geographical territory hereinafter specified, pursuant to the terms and conditions of this Agreement, and Vendor desires to provide the Representatives and perform such services pursuant to the terms and conditions set forth in this Agreement.

The parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES TO VENDOR

1.1.                              Definitions. The following terms when used in this Agreement shall, except where the context otherwise requires, have the following meanings:

(a)                                  “Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

(b)                                 “Affiliate” means any corporate or non-corporate business entity that controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least forty percent (40%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

(c)                                  “Agency” means any governmental regulatory authority in the Territory responsible for granting approvals for the sale or maintaining regulatory oversight of the Products, including, without limitation, the FDA.

(d)                                 “Clinical Science Liaison” means an individual hired by and retained as an employee of Vendor to educate physicians, sonographers and nurses on new technology and ultrasound techniques.

(e)                                  “Detail” means an interactive, face-to-face visit by a Representative with a Target Customer or his or her legally empowered designee in the Territory, during which the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of one of the Products are described by the Representative in a fair and balanced manner consistent with the requirements of the Act, and using, as necessary or desirable, the Product Labeling and the Product Promotional Materials. “Product Detail” means Detail of a Product between Target Customer and Representative. When used as a verb, “Detail” or “Detailing” shall mean to engage in a Detail as defined in this Section 1.1(e).

(f)                                    “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

(g)                                 “Gross Sales” means all sales of the Product for uses in the cardiology area by Vendor and/or by Company, its agents, Affiliates, distributors, assignees, licensees or any other third party, without reduction for credits, returns and related items.

(h)                                 “Manager” means individuals hired by and retained as an employee of Vendor to supervise activities of Clinical Science Liaisons and Representatives under this Agreement.

(i)                                     “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder from time to time.

(j)                                     “Product Labeling” means all labels and other written, printed, or graphic matter provided by the Company including (i) any container or wrapper utilized with a Product, or (ii) any written material accompanying a Product, including, without limitation, Product package inserts.

(k)                                  “Product Launch Date” means ninety (90) days after FDA approval of the Product.

(1)                                  “Product Promotional Materials” means all written, printed or graphic material provided by the Company, including Product Labeling, intended for use by Representatives during a Detail, including visual aids, file cards, premium items, clinical studies, reprints, drug information updates and any other promotional support items that Company deems necessary or appropriate to conduct the Program. Product Promotional Materials shall include FDA approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of each of the Products.

(m)                               “Product” means the pharmaceutical product set forth on attached Schedule 1.1(m) and such other products as may be mutually agreed between the parties and added to Schedule 1.1(m) attached hereto.

(n)                                 “Program” means the program of Detailing to be conducted by the Representatives pursuant to this Agreement and during the term of this Agreement, as defined in Section 14.1.

(o)                                 “Representative” and “Representatives” mean an individual hired by and

[****]    Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange act of 1934, as amended.

retained as an employee of Vendor to conduct Detailing of Products in connection with the Program. As sometimes used in this Agreement where the connotation is appropriate, “Representatives” shall include “Clinical Science Liaisons” and “Managers.”

(p)                                 “Target” or “Target Customer” means a physician or other specialist identified by Company.

(q)                                 “Territory” means the United States of America.

(r)                                    “Vendor” means RedKey, Inc., an Ohio corporation, doing business as Cardinal Health Sales and Marketing Services. References herein to Vendor shall be deemed to include the Mangers, Representatives and Clinical Science Liaisons.

ARTICLE II
APPOINTMENT OF VENDOR; GENERAL SCOPE OF ACTIVITIES

2.1.                              Furnishing Representatives. Beginning upon full execution of this Agreement and over a period of time to be mutually agreed upon by the parties, Vendor shall recruit and hire at least [****] of which will be Clinical Science Liaisons, to engage in Product Detail activities in the Territory. In addition, Vendor shall recruit and hire [****]. The hiring of the Representatives and Managers may be phased over a period of time as directed by the JCC (as hereinafter defined).

Vendor shall assign Representatives for such Target Customers, in such numbers, and in such Territories as shall be designated by Joint Commercialization Committee (as hereinafter defined) during the term of this Agreement. Each Representative shall make Product Details on his or her assigned Target Customers based on the general direction given by the Joint Commercialization Committee. The duties of such Representatives shall be exclusively to Detail the Products and perform other related activities deemed necessary for the establishment and maintenance of new and existing customers of the Products in the Territory.

From time to time, Vendor may utilize the Representatives to Detail products for other clients of Vendor, in addition to such Representatives’ obligations to Detail Company’s Product, upon the mutual written agreement of Company and Vendor regarding the general terms and conditions of such arrangement, including but not limited to compensation (i.e., credit or reduction in fees) to Company.

2.2                                 Joint Commercialization Committee. During the term of this Agreement Company and Vendor will participate on a Joint Commercialization Committee (“JCC”).

(a)                                  The responsibilities of the JCC shall include, but not be limited to the following: the overall strategic direction for the Product, including phase IV clinical field studies; the overall marketing and sales strategy for the Product; approval of plans and budgets related to the marketing and sale of the Product; specification of minimum levels of sales of the Product; and review of any other activity related to the use of the Product. Notwithstanding anything to the contrary contained herein or elsewhere in this Agreement, Company shall at all times remain solely responsible for the sale and use of the Product. Further, Company shall have ultimate responsibility for the marketing and sales of the Product, direction of the Representatives regarding the Product, manufacturing of the Product, providing medical affairs services (including physicians and staff) to support the marketing and sale of the Product, management of the clinical development of the Product (including phase IV studies) and regulatory affairs.

(b)                                 The JCC will develop a five (5)-year Comprehensive Commercialization Plan (“CCP”) for the marketing, promotion, sale, manufacturing and distribution of the Product. The CCP will define the market opportunity for the Product and formulate a strategy to exploit the existing market opportunity. The parties will use their best efforts to prepare the CCP within sixty (60) days of full execution of this Agreement. In order to implement the CCP, each year the JCC will prepare and approve a marketing plan (“Marketing Plan”) for the upcoming year that is based, in part, on the actual performance of the Product during the previous year. The JCC shall utilize the Marketing Plan in carrying out its duties regarding the marketing, promotion, distribution and sale of the Product. From time to time during the year, the JCC shall review the Marketing Plan and make any necessary adjustments to reflect actual market conditions.

(c)                                  The JCC will include two (2) executives from Company and two (2) executives from Vendor. The chairperson of the JCC shall be one of the Company executives. Company maintains the final and definitive authority over the decisions made by the JCC.

(d)                                 The JCC will meet at least once per month, or more frequently as mutually agreed upon by the parties, either in person or via telephone. The location of in person meetings shall alternate between Company’s offices in San Diego, California, and Vendor’s offices in Dublin, Ohio.

2.3.                              Scope of Activities. The parties shall perform the following activities as applicable to each in connection with the Program:

(a)                                  Vendor will recruit, interview and hire as its employees, the Representatives. Vendor will use its best efforts to ensure that Representatives have experience in the medical/pharmaceutical industry, preferably with a sonography background and experience in performing cardiac sonography in a hospital setting; prior experience and training in ultrasound equipment sales preferred; or such other sales experience deemed mutually acceptable by Company and Vendor. The Representatives shall have a minimum of a four (4) year degree from a college or university, professional in manner and appearance, and shall be hired in accordance with all applicable state and federal laws. Each Representative shall have a valid driver’s license for purposes of performing his/her obligations under this Agreement. Vendor shall use its best efforts to ensure that the Representatives have satisfactory references from prior employers. Vendor shall have the sole authority to reject any applicant for employment as a Representative. Company may, at its sole cost and expense, participate with Vendor in the interviewing of Representatives; provided, however, in the event that Vendor rejects an applicant for Representative and thereafter hires such applicant at the request of Company, Company shall indemnify and hold Vendor harmless from any Damages (as defined in Section 16.1) arising as a result of such Representative’s breach of this Agreement, or any wrongful or negligent acts or omissions.

(b)                                 Vendor shall have sole and exclusive authority to discipline or terminate the employment of Representatives. Company may reasonably request that a Representative be terminated or reassigned if such Representative’s activities or conduct are not adequately achieving the performance goals of the Product, or if the Representative fails to comply with all applicable laws, regulations, and Company requirements for Detailing the Product. Vendor shall use its best efforts to comply with such request; provided that such action complies with applicable laws and is in accordance with Vendor’s policies and procedures, as determined by Vendor’s human resources manager. In the event Vendor determines that its policies and procedures or applicable laws prohibit the termination or reassignment of any Representative so requested by Company, it shall notify Company of such determination and submit a corrective action plan for Company approval.

(c)                                  Vendor shall cause each Representative to attend and successfully complete the Training Program (as defined in Section 6.1) conducted by Company for each of the Products prior to participating in the Program. Any such Representative who does not successfully complete all such requirements shall be removed and replaced by another Representative who shall comply with such requirements.

(d)                                 Company shall provide Vendor without cost with sufficient quantities of the Product Promotional Materials and Product Labeling for the performance and supervision of Detailing. Company shall be solely responsible for the preparation, content, and method of distribution of the Product Promotional Materials and the Product Labeling. In connection with the Detailing of the Products, the Representatives shall use only the Product Labeling and the Product Promotional Materials provided by Company; and under no circumstances shall Vendor or the Representatives develop, create, or use any other promotional material or literature for the Detailing of the Products. Company shall advise Vendor immediately of any inaccuracy or incompleteness of the Product Promotional Materials or the Product Labeling, and upon such notice, Vendor and the Representatives shall immediately cease the use of any portion or all of the Product Promotional Materials or Product Labeling so identified by Company.

(e)                                  Vendor shall instruct the Representatives to limit their verbal statements and claims regarding the Products, including efficacy and safety, to those that are consistent with the Product Labeling and the Product Promotional Materials. The Representatives shall not add, delete, or modify claims of efficacy or safety in the Detailing of the Products, nor make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) in the Product Promotional Materials. Representatives shall utilize only printed materials provided by Company. Representatives shall not make any disparaging, untrue, or misleading statements about any of Company or its Affiliates, employees, competitors, or competing products. Representatives shall Detail the Products in strict adherence to all applicable laws, regulations, and professional requirements, including, but not limited to, the Act, the Medicare and Medicaid Anti-Kickback Statute, and the American Medical Association Gifts to Physicians from Industry Guidelines.

(f)                                    The Representatives shall remain under the direct authority and control of Vendor, but shall cooperate with the members of Company and shall receive advice and direction related to Detail activities on the Products from Company and Vendor mutually through the JCC. Company shall make all decisions with respect to the overall strategy in connection with the Detailing of the Products. Any Company personnel interacting with Vendor Representatives shall not discipline the Representatives or implement terms or conditions of employment or personnel policies and/or practices with respect to the Representatives or otherwise control the daily activities of Representatives. Company shall provide Vendor with copies of all reports, memoranda, audits and other data it develops pertaining to the Representatives, Detailing, and the Program within fifteen (15) days of the preparation of such documents. Provided, however, that any such documents claiming negligent or wrongful acts or omissions of Representatives shall, as provided in Section 2.5, be sent to Vendor as promptly as practicable.

(g)                                 Vendor shall supply Representatives with a vehicle allowance (to be mutually agreed to by Company) for their use in performing and supervising the Detailing, and Company shall reimburse Vendor for such vehicle allowance. Company shall reimburse Vendor for all Territory Operating Expenses (as defined in Schedule 3.1). All Territory Operating Expenses shall be subject to a five percent (5%) administrative fee as further set forth on Schedule 3.1.

(h)                                 Company shall provide Vendor with a list of Target Customers in the Territory and with data on sales in the Territory for Vendor’s use in performing this Agreement. Company shall also provide Vendor with such other sales and marketing information concerning the Products that is obtained or prepared during the term of this Agreement. Upon the request of Company, Vendor will purchase customer lists and other data; provided, however, Company shall reimburse Vendor for the costs associated with such purchase(s).

(i)                                     Representatives shall comply with Company’s drug policy, a copy of which is attached hereto and incorporated by reference herein as Schedule 2.3(i).

2.4.                              Orders for Products. Company shall be solely responsible for establishing the terms and conditions of the sale of the Products, including without limitation, the price at which the Products will be sold, whether sales of the Products will be subject to any discounts, the method of distribution of the Products, and whether any credit will be granted or refused in connection with the sale or return of any Product. Company shall be exclusively responsible for accepting and filling all purchase orders for the Products, billing and returns for the Products, and all other activities in connection with the sale and delivery of the Products, other than Detailing. If Vendor or the Representatives receive an order for the Products, they shall immediately transmit such order to Company for further handling and communications with the submitter of the order, including acceptance or rejection, which shall be in Company’s sole discretion.

2.5.                              Representatives’ Activity. Subject to Company’s obligations and representations and warranties contained in this Agreement, including, but not limited to, those contained in Sections 2.3(a) and 4.2, any negligent or wrongful act or omission on the part of the Representatives (both individually and as a group) that occur during the term of this Agreement and that arise during the course and within the scope of their employment with Vendor

[****]    Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange act of 1934, as amended.

pursuant to this Agreement shall be deemed to be negligent or wrongful acts or omissions of Vendor. Provided, however, that any acts or omissions of the Representatives pursuant to the direction, control or supervision of Company or its employees or agents shall not be deemed to be negligent or wrongful acts or omissions of Vendor. Each party shall notify the other in writing as promptly as practicable of any such material alleged negligent or wrongful acts or omissions on the part of the Representatives of which it becomes aware along with a plan to remedy such acts or omissions, and Company shall provide Vendor with a reasonable opportunity to remedy such acts or omissions, and if indicated, to replace the involved Representatives.

2.6                                 Vacancies/Turnover. In the event of a Representative vacancy due to resignation, reassignment or termination of a Representative, Vendor shall use its best efforts to fill any such vacancy within [****] (as defined in Section 3.1 below) during such vacancy, unless such vacancy exceeds the [****] period, in which event, the associated Representative Fee for such vacancy shall be suspended after the [****] period and shall resume once the vacancy is filled by Vendor. All recruiting and other related expenses for filling a vacancy shall be borne by Vendor; provided, however, that Company shall be responsible for all recruiting and other related expenses for filling any vacancy occurring pursuant to Company’s request for reassignment or termination other than a request pursuant to the last sentence of Section 2.5 or resulting from the Representative’s failure to comply with any one or more of the provisions of Section 2.3. In addition, if Company desires to interview any candidates, Company shall bear its own cost of attending any final interview conducted by Vendor or the costs of any separate interview arranged for by Company.

2.7                                 Management Reports. Vendor shall provide Company with monthly reports in the form set forth in Schedule 2.7 within fifteen (15) days after the end of each month. At the request of Company, Vendor shall furnish Company at reasonable times such documentation as Company reasonably requests for purposes of verifying the accuracy of any monthly report.

2.8                                 Project Manager. Vendor shall appoint a Project Manager to serve as a liaison between Vendor, Representatives and Company regarding the performance by Vendor and Company of their respective obligations under this Agreement.

2.9                                 Exclusivity and Right of First Negotiation. At all times during the term of this Agreement, Vendor shall be Company’s exclusive provider of sales and marketing services related to the Product in the Territory. During the term of this Agreement, Company will not (i) grant any third party any right to market or sell the Product in the Territory, or (ii) directly or indirectly develop, sell, market or promote any Competitive Product (as hereinafter defined) in the Territory. The term “Competitive Product” shall mean any product used for contrast enhancement during ultrasound cardiology imaging procedures, or which may reasonably be considered to compete with, or could reasonably be considered to provide a substitute for, the Product; provided, however, Competitive Product shall not include (i) alternate indications for the Product (other than those listed on Schedule 1.1(m)) developed after the date of this Agreement; or (ii) new technologies that do not directly compete with, or reasonably provide a substitute for, the Product.

[****]    Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange act of 1934, as amended.

During the term of the Agreement, Vendor will not provide the services described in this Agreement for any Competitive Product in the Territory.

Company shall provide Vendor with a right of first negotiation with respect to the marketing and sales services, including but not limited to expansion of the number of Representatives, related to promotion of the Products for uses in the cardiology area. Company shall grant Vendor an exclusive right of negotiation with respect to such additional services for a period of sixty (60) days after Company’s notice to Vendor that it desires to obtain additional marketing and sales services and/or expand the number of Representatives. If the parties have not reached an agreement with respect to the marketing and sales services or expansion of the number of Representatives within sixty (60) days from the date of Company’s notice, and entered into a definitive amendment to this Agreement within sixty (60) days thereafter, or if Vendor notifies Company in writing at any point during such negotiation period that it is not interested or unable to provide such services, then Company shall have no further obligation with respect to such additional marketing and sales services and/or additional Representatives under this Section 2.9.

2.10                           Marketing and Medical Education Services. Company will hire inChord to provide the following marketing services for the Program:

•                  Sales Training

•                  Presentations and Symposia

•                  Scientific Advisory Board

•                  Commercial Advisory Panels

•                  Publication Program

•                  Journal Advertising

•                  Direct Mail

•                  Product Monograph

•                  Promotional Literature

•                  Market Research and Pharmacoeconomics

•                  Telemarketing Symposia

•                  Tradeshows

Company will have final review and approval authority for all materials prepared by the marketing firm and shall be solely responsible for such materials. Company shall be responsible for and shall pay all costs and expenses associated with the services provided by inChord (“Marketing Expenses”). At the request of Company and upon presentation to Vendor of appropriate documentation of any Marketing Expenses solely related to the Product and the Program, Vendor shall fund up to [****] of such Marketing Expenses incurred during the initial [****] of this Agreement (“Funded Marketing Expenses”); provided, however, the Funded Marketing Expenses shall not exceed a total of [****]. The Funded Marketing Expenses shall be made a part of the Deferred Fees (as hereinafter defined), and subject to repayment as further set forth below.

During the term of this Agreement and for a period of one (1) year after its expiration or termination, Company shall permit Vendor’s designated employees or agents to have

[****]    Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange act of 1934, as amended.

access during ordinary business hours to records of such costs and expenses in order to verify the amounts paid by Company or reimbursed by Vendor hereunder.

2.11                           Right of First Negotiation to Manufacture Product. If, at any time during the term of this Agreement, Company desires to outsource the manufacture of the Product to a third party, Company shall grant Vendor an exclusive right of negotiation to manufacture the Product for a period of sixty (60) days after Company’s notice to Vendor that it desires to outsource the manufacture of the Product. If the parties have not reached an agreement with respect to manufacturing of the Product within sixty (60) days from the date of Company’s notice, and entered into a definitive amendment to this Agreement within sixty (60) days thereafter, or if Vendor notifies Company in writing at any point during such negotiation period that it is not interested or unable to provide such services, then Company shall have no further obligation with respect to such manufacturing under this Section 2.11.

ARTICLE III
COMPENSATION

3.1.                                   Amount and Time of Payment. For services hereunder, Company shall pay to Vendor the fees set forth in Schedule 3.1 attached hereto and incorporated by reference (the “Service Fee”), which shall be payable as follows:

(a)                                  During the initial twelve (12) months of this Agreement Company will pay to Vendor, to be applied to the Service Fees and Territory Operating Expenses due, [****] of each gross sales dollar earned from the Gross Sales of the Product. During the second year of this Agreement, such amount shall be [****]. Collectively, the foregoing amounts shall be referred to as the “Amounts Paid”. To the extent such Amounts Paid are not sufficient to pay the Service Fees and Territory Operating Expenses due to Vendor, payment of such deficiency shall be deferred (up to a maximum of [****]) as set forth below. To the extent such Amounts Paid are in excess of the Service Fees and Territory Operating Expenses due to Vendor, such excess shall be applied to the Deferred Fees (as hereinafter defined), as applicable. Beginning on the first day of the third year of the Agreement, or when the principal of the Deferred Fees plus any accrued but unpaid Interest (as hereinafter defined) equal [****], whichever is sooner, Company shall pay to Vendor all Service Fees and Territory Operating Expenses within thirty (30) days of the date of invoice.

For purposes of this Agreement, the Service Fees and Territory Operating Expenses deferred pursuant to the terms and conditions of this 3.1(a) shall be defined as the “Deferred Fees.” The Deferred Fees shall, in addition to the amount of the Service Fees and Territory Operating Expenses financed by Vendor as set forth above, include all other amounts due from Company and financed by Vendor under this Agreement; provided, however, that in no event shall the principal of the Deferred Fees plus any accrued but unpaid Interest (as hereinafter defined) exceed [****].

(i)                                     Company shall pay the Deferred Fees in monthly installments of principal plus accrued Interest equal to an amount set forth on Vendor’s invoice,

[****]    Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange act of 1934, as amended.

which shall commence on the first day of (a) the twenty-fifth (25th) month of this Agreement or (b) the month after the principal of the Deferred Fees plus any accrued but unpaid Interest equal [****], and continue in equal installments each calendar month for a period of twelve (12) months, unless this Agreement has been terminated pursuant to Article XIV. Company shall pay such invoices in accordance with Section 3.1(b) below.

(ii)                                  The Deferred Fees shall accrue interest at the rate of [****] (“Interest”).

(iii)                               Company shall have the right to prepay the Deferred Fees, in whole or in part, at any time without penalty. No prepayment of the principal balance of the Deferred Fees shall extend or modify the timing of the next installment of Interest or principal and Interest due under this Agreement, and any partial prepayment shall be applied to the last payments to become due under this Agreement (in reverse order of maturity). Each payment made by Company to Vendor shall be applied, to the extent of such payment, in the following manner: (a) first, to the amount of accrued but unpaid Interest as of the date of such payment; and (b) second, against the unpaid principal balance of the Deferred Fees.

(iv)                              If any payment of Deferred Fees and/or Interest is not paid when due, then a late charge in an amount equal [****] of such payment shall become immediately due to Vendor as liquidated damages for failure to make prompt payment. Such charge shall be payable in any event not later than the due date of the next subsequent installment of Interest or principal and Interest.

(b)                                 Vendor shall submit monthly invoices to Company for all Service Fees, Territory Operating Expenses and Deferred Fees set forth above and any other amounts due under this Agreement and Company shall pay such amounts within thirty (30) days of the invoice date.

(c)                                  Notwithstanding any other right or remedy, in the event of Company’s default or a breach of this Agreement and failure of Company to cure same within thirty (30) days of notice to such effect by Vendor, all unpaid Deferred Fees consisting of all unpaid principal and accrued but unpaid Interest and any other amounts due from Company and financed by Vendor under this Agreement shall be accelerated and immediately due and payable by Company.

(d)                                 Without limiting Vendor’s rights under law or equity, Vendor and its Affiliates, parent or related entities, may exercise a right of set off against Company for any and all amounts due under this Agreement including, but not limited to, the Deferred Fees, against any amounts owed to Company by Vendor, or its Affiliates, parent, or related entity, if Vendor deems Company, during the term of this Agreement, in default of any of its loan covenants with its third party lenders, or their assignees, which default remains uncorrected for a period of ten (10) days.

(e)                                  In the event the Initial Term of this Agreement is extended, as set forth

[****]    Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange act of 1934, as amended.

in Section 14.1, Company shall pay Vendor a Service Fee for the extension as further negotiated by the parties.

3.2.                              Early Termination Fee. In the event (i) Vendor terminates this Agreement pursuant to Sections 14.3, 14.6, or 14.7, such termination shall be effective only upon Company’s payment to Vendor of a fee in an amount equal to [****], or (ii) Vendor terminates this Agreement pursuant to Sections 14.4, 14.5 or 14.8 or Company terminates this Agreement pursuant to Sections 14.5 or 14.8, such termination shall be effective only upon Company’s payment to Vendor of a fee in an amount equal to [****] (each, an “Early Termination Fee”). Company and Vendor acknowledge that Vendor would suffer damages upon early termination and such damages would be difficult to ascertain and are not susceptible of ready proof. The Early Termination Fee has been agreed to as a reasonable estimation of reimbursement of Vendor’s expenses in preparing to perform under this Agreement, its expectancy interest and damages upon Company’s early termination of the Agreement, and shall not be construed or deemed to be a penalty. In the event of early termination of this Agreement for any reason, Vendor shall receive, in addition to the Early Termination Fee set forth above (if applicable), the residual payments pursuant to Section 14.13.

3.3                                 Company’s Termination, Removal, or Hiring of Representatives or Managers.

(a)                                  At any time after Company has paid in full all Deferred Fees, but prior to six (6) months prior to expiration of the Initial Term (or any extension thereof) as further set forth below, Company has the option to hire all, but not a portion thereof, Representatives as its own employees upon payment of a fee to Vendor equal to [****] remaining in the term of this Agreement (“Buyout Fee”). Upon payment of the Buyout Fee this Agreement shall immediately terminate. Upon such termination, Vendor shall receive, in addition to the Buyout Fee set forth above, the residual payments pursuant to Section 14.13.

(b)                                 Notwithstanding Section 3.3(a) above, during the six (6) month period immediately prior to the end of the later of the Initial Term (if no extension thereof is mutually agreed upon) or the end of the Initial Term is extended pursuant to Section 14.1, as applicable, Company shall have the right to identify those Representatives and Managers Company desires to hire (collectively, the “Targeted Employees”) and to negotiate with any Targeted Employee concerning the terms on which Company might hire that Targeted Employee. At the end of the later of the Initial Term or the extended Initial Term, as applicable, Company shall have a period of thirty (30) days (the “Employee Selection Period”) to hire some or all of the Targeted Employees. Vendor agrees not to interfere with the Company’s solicitation and hiring of the Targeted Employees prior to or during the Employee Selection Period, and Vendor will assist Company in the transition of Targeted Employees from Vendor to Company. For a period of twelve (12) months after the expiration of the Employee Selection Period: (a) the Company shall not hire or retain as an employee or as agent or independent

[****]    Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange act of 1934, as amended.

contractor any Representatives and Managers that are not Targeted Employees or are not actually hired by Company during the Employee Selection Period, and (b) Vendor agrees not to solicit for hire as an employee, agent or independent contractor any Targeted Employee hired by Company during the Employee Selection Period.

(c)                                  Other than as specifically set forth above, Vendor shall at no time during the term of this Agreement, and for a period of three (3) years after the expiration or termination of this Agreement, directly or indirectly, solicit or hire for employment any employee of Vendor.

3.4.                              Reimbursement of Expenses. Unless otherwise set forth in this Agreement, all expenses of Vendor for which Company is obligated to reimburse Vendor under this Agreement shall be paid by Company within thirty (30) days after Vendor has submitted a statement itemizing such expenses. Vendor shall use its best efforts to submit such expense statements to Company monthly.

3.5                                 Past Due Amounts. Failure of the Company to timely make any payment to Vendor under this Agreement will constitute a material breach of this Agreement by Company. All amounts owing by Company to Vendor pursuant to this Agreement that are not timely paid by Company will bear interest at the rate of [****] from the due date.

3.6                                 Royalties. During the term of this Agreement, Company shall pay to Vendor a royalty (“Royalty”) based upon the percentage of Gross Sales of the Product in excess of the agreed upon threshold of Gross Sales of the Product set forth below (“Gross Sales Threshold”) during each twelve (12)-month period of this Agreement beginning on the Product Launch Date as follows (“Royalty”):

Actual Gross Sales of Product/Gross Sales Threshold	Royalty
101%-115%	[****]
116%-125%	[****]
125% - greater	[****]

The Gross Sales Threshold for each twelve (12)-month period of this Agreement beginning on the Product Launch Date is as follows:

Twelve (12)-Month Period	Gross Sales Threshold
1	$	[****]
2	$	[****]
3	$	[****]
4	$	[****]
5	$	[****]

The Gross Sales Threshold may be adjusted from time to time by mutual agreement of the parties. The Royalty shall be calculated on an annual basis, and Company shall pay the Royalty to Vendor within thirty (30) days of the end of the applicable twelve (12)-month period. All Royalty payments shall be made as set forth in the preceding sentence. At no time shall the Royalty owed to Vendor by Company be financed by Company (i.e., added to the Deferred Fees).

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1.                              By Vendor. Vendor represents, warrants, and covenants to Company, as of execution of this Agreement and during the term of this Agreement, as follows:

(a)                                  that Vendor and the Representatives shall perform the Detailing in a professional and timely manner;

(b)                                 that Vendor shall comply, in all material respects, with all laws, rules and regulations that apply to the performance of services under this Agreement, including but not limited to the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws;

(c)                                  when on Company’s premises or on the premises of Company’s customers, Vendor and the Representatives shall comply with all of Company’s or Company’s customer’s policies regarding the conduct of visitors of which Vendor and the Representatives are aware;

(d)                                 that Vendor is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement.

4.2.                              By Company.  Company represents, warrants, and covenants to Vendor, as of execution of this Agreement and during the term of this Agreement, as follows:

(a)                                  that Company is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement;

(b)                                 that Company shall comply, in all material respects, with all laws, rules and regulations that apply to the Products and their sale, the Program, and this Agreement, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws;

(c)                                  that the Product Labeling and Product Promotional Materials are accurate, complete, and in compliance with the Act and all rules and regulations of the FDA;

(d)                                 that the manufacture, sale, and distribution of the Products do not and will not during the term of this Agreement, in any material respect, infringe any patent or other proprietary rights of third parties, and the Products have all necessary governmental approvals and may be lawfully Detailed and sold by Company and the Representatives;

(e)                                  that Company has the right and authority to market and sell the Product in the Territory and to grant Vendor the exclusive right and authority to market and sell the Product in the Territory.

ARTICLE V
STATUS OF VENDOR AND THE REPRESENTATIVES

5.1.                              Vendor Independent Contractor. Vendor is being retained and shall perform hereunder strictly as an independent contractor. Representatives performing services hereunder shall not be, and shall not be considered to be, employees of Company for any purpose, and shall at all times remain employees of Vendor, subject to Section 3.3. Neither party shall have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party’s employees, except as otherwise provided in this Agreement.

5.2.                              No Company Benefits. While employees of Vendor, the Representatives are not eligible to participate in any benefits programs or sales bonuses offered by Company to its employees, or in any pension plans, profit sharing plans, stock purchase plans, insurance plans or any other employee benefit plans offered from time to time by Company to its employees, provided that the Representatives shall be eligible to participate in Company sales contests if so requested by Company and approved by Vendor. Vendor acknowledges and agrees that Company does not, and will not, maintain or procure any worker’s compensation or unemployment compensation insurance for or on behalf of the Representatives while they are employees of Vendor. Vendor acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which its employees (including Representatives) may be entitled to receive in connection with the performance of the services hereunder.

5.3                                 Sales, Use and Excise Taxes. If any state or local government or other taxing authority determines that sales, use or excise Taxes (“Taxes”) are applicable to Vendor’s services performed hereunder, Vendor shall promptly accrue and Company shall pay such Taxes on behalf of Vendor to the appropriate taxing authorities (excluding Taxes on Vendor’s or any Representative’s income). In addition, Company shall be responsible for the payment of any applicable Taxes related to Company’s supply to Vendor of Product Promotional Materials and Product Samples.

5.4.                              No Joint Venture. Nothing contained in this Agreement shall be construed as creating a joint venture or, except as otherwise provided herein, as granting to either party the authority to bind or contract any obligations in the name of or on the account of the other party or to make any guarantees or warranties on behalf of the other party.

ARTICLE VI
TRAINING

6.1.                              Training Programs.

(a)                                  Company shall conduct a training program (of approximately five (5) days duration) for the Representatives prior to the commencement of the Program, which shall include such medical and technical information about the Products and such sales training as Company, along with Vendor, deems necessary and appropriate (the “Training Program”). The Training Program shall also include instruction on compliance with applicable laws. Vendor shall assist Company with the Training Program only to the extent requested by Company.

(b)                                 In order to qualify for assignment in a Territory, a Representative must demonstrate thorough knowledge of the Products by passing Company approved Product tests at a level of proficiency agreed upon by Company and Vendor.

(c)                                  Vendor shall conduct a selling skills training program for the Representatives prior to commencement of the Program.

6.2.                              Training Materials. With the advice and assistance of Vendor, Company shall prepare written training materials for the Training Program and an up-to-date programmed learning unit for the Products, to be sent to each Representative for “at home” study a minimum of five (5) days prior to the commencement of the Training Program.

ARTICLE VII
SAMPLES

7.1.                              Provision of Samples. Company shall provide samples of the Products to the Representatives at Company’s option and at its expense. Company shall determine the quantity and types of samples to be provided to the Representatives and the method of distribution of the samples. In the event Company elects to have Vendor manage the storage and distribution of samples, Vendor shall pass on to Company the actual invoice costs for storage, distribution and other related costs and use prudent business sense in costs incurred. All samples shall be stored and handled by Company and Vendor in compliance with the PDMA and other applicable law.

7.2                                 Sample Accountability.  Vendor shall prepare and provide to Company for approval a sample accountability program applicable to the samples provided by Company.

7.3.                              Return of Samples. Within thirty (30) days following the termination or expiration of this Agreement or within thirty (30) days from the termination or removal from the Program of a Representative (unless such Representative has been hired or retained by Company), Vendor shall cause the Representatives to return to Company all unused Product samples provided to Vendor or the Representatives by Company. Company shall pay or reimburse Vendor for all costs and expenses in connection with the storage and shipment of returned samples.

ARTICLE VIII
TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

The Products shall be Detailed by Vendor’s Representatives under trademarks owned by Company or an Affiliate of Company. This Agreement does not constitute a grant to Vendor of any property right or interest in the Products or any trademarks which Company or an Affiliate of Company uses with respect to the Products or to the name or business style of Company. Vendor and the Representatives shall use the Product Promotional Materials only for the purposes of this Agreement, and all copyright and other intellectual property rights in the Product Promotional Materials shall remain with Company.

ARTICLE IX
COMMUNICATIONS; MONITORING THE PROGRAM

9.1.                              Communications from Third Parties. Vendor and its Representatives shall use their best efforts to advise Company of all comments, statements, requests and inquiries of the medical profession or any other third parties relating to the Products that are not addressed by either Product Labeling or the Product Promotional Materials, of which Vendor becomes aware. All responses to such communications to the medical profession or such other third parties shall be handled solely by Company. Vendor shall provide reasonable assistance to Company to the extent requested by Company, and at Company’s cost and expense, to fully respond to such communications.

9.2.                              Government Agencies. All communications with government agencies, including the FDA, concerning the Products shall be the sole responsibility of Company. Company shall supply Vendor with a copy of all such communications. Vendor shall assist Company with respect to such communications with government agencies to the extent requested by Company, and at Company’s cost and expense. Vendor shall use its best efforts to provide Company with any documents or information reasonably requested by Company for purposes of responding to any communications with government agencies within seventy-two (72) hours of Company’s request.

9.3.                              Customer Communications. In addition to Detailing, Vendor shall assist Company with respect to customer communications (as reasonably requested by Company and at Company’s cost and expense) within the Territory and shall regularly advise Company of market, economic, regulatory and other developments of which Vendor may become aware which may affect the sale of the Products in the Territory.

9.4.                              Appointment of Coordinators. The parties shall each appoint an authorized coordinator of the Program (“Coordinators”) between whom all communications required or desired to be given will be sent and between whom Detailing activities will be coordinated. Within thirty (30) days of signing this Agreement, each party will notify the other as to the name of its Coordinator. Each party may replace its Coordinator at any time, upon notice to the other party.

9.5.                              Review of Results. The parties shall review and discuss the actual results compared to the marketing plans for Detailing of the Products at the JCC meetings, or as otherwise mutually agreed upon by the parties. Company shall regularly and promptly

[****]    Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange act of 1934, as amended.

share with Vendor all reports, audits and other data it develops relative to the Program.

ARTICLE X
INSURANCE

10.1.                        Vendor Insurance Coverage. Vendor shall maintain insurance coverage as follows:

(a)                                  Workers’ Compensation insurance with statutory limits of liability and Employer’s Liability insurance with a limit of [****];

(b)                                 Commercial General Liability insurance, including completed operations and products liability, with a combined single limit of [****];

(c)                                  Automobile liability insurance with a combined single limit of [****].

10.2.                        Company Insurance Coverage. Company shall maintain Commercial General Liability insurance (primary and secondary coverage combined), including completed operations and products liability, with a combined single limit of at least [****].

10.3                           Certificates of Insurance. All of the foregoing insurance shall be maintained with responsible carriers and such terms of coverage shall be evidenced by certificates of insurance furnished by one party to the other. Such certificates of insurance shall provide for at least thirty (30) days’ written notice to the other party prior to cancellation or modification of any of the material terms of such coverage, and include a loss payable clause naming the other party as a beneficiary of such insurance or as an additional insured.

ARTICLE XI
ADVERSE REACTION REPORTING AND REGULATORY MATTERS

11.1.                        Immediate Notification. Vendor and Company agree to notify the other party as soon as reasonably practicable of any information that each may obtain or learn concerning any Product or package complaint or any serious unexpected side effect, injury, toxicity, or sensitivity reaction or any unexpected incidence of severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the Products, whether or not determined to be attributable to the Products. “Serious” as used in this Section 11.1 refers to an experience which results in death, permanent or substantial disability, in-patient hospitalization, prolongation of existing in-patient hospitalization, a congenital anomaly or cancer, or a result of an overdose or life threatening condition. “Unexpected” as used in this Section 11.1 refers to (i) conditions or developments not previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling, or (ii) conditions or developments occurring with greater frequency, severity, or specificity than shown by information previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling. Each party shall also notify the other in a timely manner of any other adverse experience, i.e., any unfavorable and unintended change in the structure (signs), function

(symptoms) or chemistry (laboratory data) of the body temporally associated with the use of the Products, whether or not considered related thereto.

11.2.                        Threatened Agency Action. Vendor and Company shall each immediately notify the other party of any information that each may obtain or learn regarding any threatened or pending action by an Agency which may affect the Products. Vendor shall, at the request of Company and at the cost and expense of Company, cooperate with Company in formulating a procedure for taking appropriate action in response to such information. Unless compelled by law, Vendor shall not respond to an Agency without the prior written consent of Company.

11.3.                        Training. Vendor and Company shall develop appropriate instructions in the Training Program for Representatives as to handling of information received or obtained subject to Sections 11.1 and 11.2.

ARTICLE XII
RETURN/RECALL

12.1.                        Returned Products.

(a)                                  Company shall be responsible for handling all returned Products, including shipment and compensation or credit for the returned Products. Any Products inadvertently returned to Vendor shall be shipped to Company or at its direction, in compliance with Company’s returned goods policy, and Vendor shall advise the customer who made the return that the Products have been returned to Company. Company shall reimburse Vendor’s shipping and other costs in connection with the handling of such returned Products within thirty (30) days of delivery to Company of Vendor’s statement for such costs. Upon request Vendor shall provide Company with documentation relating to such costs.

(b)                                 At Company’s request, Vendor shall assist Company in obtaining and receiving any Products that have been recalled, and any costs incurred by Vendor with respect to participating in any such recall shall be reimbursed by Company within thirty (30) days of delivery to Company of Vendor’s statement for such costs.

ARTICLE XIII
CONFIDENTIAL INFORMATION

13.1.                        Confidential Information. Each party acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of Company in the course of the performance of services under this Agreement. For the purposes of this Agreement, “Confidential Information” shall mean any information of Vendor, Company or any of their respective Affiliates, which gives Vendor or Company an advantage over its competitors who do not possess such information and constitutes valuable trade secrets and/or proprietary data which was revealed to Company or Vendor as a result of entering into or performing its obligations under this Agreement, including but not limited to, information which relates to Products, the Program, Target Customers, designs, methods, discoveries, improvements, documents, trade secrets, proprietary rights, business affairs, customer information or employee information. Provided, however, that Confidential Information shall not include any information that:

(a)                                  Was known to the receiving party formation prior to execution of this Agreement. without an obligation to keep it confidential;

(b)                                 Was lawfully obtained by the receiving party from a third party without any obligation of confidentiality;

(c)                                  Is, at the time of disclosure, in the public domain;

(d)                                 Becomes part of the public domain after disclosure by publication or otherwise, except by breach of this Agreement;

(e)                                  Is developed by or for the receiving party independently and apart from this Agreement; or

(f)                                    Is otherwise knowledge possessed by the receiving party or its employees as the result of their industry experience or education.

13.2                           Handling of Confidential Information. Except as otherwise required by law, each party shall keep all Confidential Information in confidence and shall not, at any time during or for a period of three (3) years from the termination of this Agreement, without the disclosing party’s prior written consent, disclose or otherwise make available, directly or indirectly, any Confidential Information to anyone other than the receiving party’s employees who need to know the same in the performance of the services hereunder. Each party shall use the Confidential Information only in connection with the performance of the services hereunder and for no other purpose. Each party shall inform its employees of the trade secret, proprietary and confidential nature of the Confidential Information.

ARTICLE XIV
TERM AND TERMINATION

14.1.                        Term. This Agreement shall take effect on the date on which both parties execute this Agreement and shall continue in effect until the date five (5) years after the Product Launch Date (the “Initial Term”), unless terminated earlier as set forth herein. The Initial Term of this Agreement may be extended upon mutual, written agreement of the parties. If the Initial Term is extended, the parties shall negotiate in good faith provisions of Section 3.1 regarding Service Fees. References in this Agreement to the term of this Agreement include both the Initial Term and any extension thereof, if applicable.

14.2.                        Bankruptcy: Insolvency. Either party may terminate this Agreement upon notice to the other upon the occurrence of: (a) the entry of a decree or order for relief by a court of proper jurisdiction in an involuntary case of the other party under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar laws, and the continuance of any such decree or order in effect for a period of sixty (60) consecutive days; or (b) the filing by the other party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or similar laws.

14.3                           Termination For Breach. Subject to Section 3.2 and other continuing obligations, either party may terminate this Agreement in the event of a material breach of the other party’s obligations under this Agreement, provided that such breach has not been cured within thirty (30) days after notice thereof from the non-breaching party.

14.4                           Termination Due to Failure to Receive FDA Approval. If Company does not receive an approval letter from the FDA for the Product on or before May 1, 2002, Vendor may terminate this Agreement immediately upon providing written notice to Company.

14.5                           Termination Due To Delay in Product Launch. If the Product Launch Date does not occur within ninety (90) days after FDA approval, either party may terminate this Agreement upon sixty (60) days written notice to the other.

14.6                           Termination Due To Regulatory And Other Problems. If the Product is not being marketed due to regulatory problems, court or administrative proceedings, product liability claims, recalls, raw materials shortages, or similar factors beyond the control of Company, then, subject to Section 3.2, Vendor may terminate this Agreement upon thirty (30) days written notice to Company.

14.7                           Termination Due To Assignment or Change in Control. In the event of a Change of Control (defined herein), the party that has had a Change In Control (the “Affected Party”) shall give Notice to the other party (the “Non-Affected Party”) within thirty (30) days of the occurrence of such Change In Control. If the Change In Control involves a material and direct competitor of the Non-Affected Party, the Non-Affected Party may terminate this Agreement by written notice to the Affected Party within sixty (60) days after receipt of the Notice of a Change In Control . If the Change In Control does not involve a material and direct competitor of the Non-Affected Party, this Agreement may not be terminated by the Non-Affected Party. For purposes of this Section, “Change In Control” includes a purchase, assignment or transfer of a controlling interest in the Affected Party or substantially all of its business and assets and any merger or consolidation involving the Affected Party or any Affiliate of the Affected Party that requires a vote of the stockholders of the Ultimate Parent of the Affected Party. “Ultimate Parent” for Vendor is Cardinal Health, Inc. and the Ultimate Parent for Company is its stockholders.

14.8                           Termination Due to Failure to Reach Sales Minimums. Upon expiration of the twelve (12)-month period beginning on the Product Launch Date, either party may terminate this Agreement upon providing at least one hundred eighty (180) days prior written notice to the other party if sales of the Product are less than the minimum levels specified by the JCC; provided, however, Company may not terminate this Agreement pursuant to this Section 14.8 until all amounts owed to Vendor by Company are paid in full.

14.9                           Termination: Phase Out. In the event that this Agreement is terminated pursuant to Sections 14.2 through 14.8, and at Company’s request, the parties shall discuss in good faith an appropriate phase-out of Vendor’s Detailing activities.

14.10                     Termination: Continuing Rights. The termination or expiration of this

Agreement shall not affect Company’s obligation to reimburse or pay Vendor any amount then due and owing under this Agreement. Further, the termination or expiration of this Agreement shall not affect any rights or obligations of any party under this Agreement which are intended by the parties to survive such termination. The Service Fee paid by Company for the month in which this Agreement is terminated shall be prorated based on the number of days in that month, and Vendor shall refund any overpayment to Company.

14.11                     Termination: Return of Materials. Within sixty (60) days following the termination or expiration of this Agreement, Vendor shall return to Company all Confidential Information, Product Promotional Materials, marketing plans, forms, territory lists, reports and any and all other tangible items provided to Vendor by Company.

14.12                     Termination: Acceleration of Deferred Fees., Upon termination of this Agreement, all unpaid Deferred Fees consisting of all unpaid principal and accrued but unpaid Interest and any other amounts due from Company and financed by Vendor under this Agreement shall be accelerated and immediately due and payable by Company.

14.13                     Residual Payments. Upon expiration or termination of this Agreement, with the exception of termination by Company pursuant to Section 14.3 of this Agreement, Company shall continue to pay Vendor on a monthly basis, in arrears, for a period of twenty-four (24) months after such expiration or termination, residual payments as follows: the residual payments shall equal three percent (3%) of the Gross Sales of the Product, whether the Product is marketed, sold, distributed or owned by Company or any other third party; provided, however, such residual payment percentage may be reduced as follows: In the event Company increases the number of Representatives hired by Vendor under this Agreement (as set forth in Section 2.1 of this Agreement), the residual payment shall be reduced by three hundredths of one percent (0.03%) for each Representative hired above the number of Representatives set forth in Section 2.1 of this Agreement. Further, if this Agreement is extended beyond the initial five (5) year term in accordance with Section 14.1 of this Agreement, the residual payment shall be reduced by three hundredths of one percent (0.03%) for each Representative for which Vendor receives a Service Fee during such extension. For purposes hereof, the number of Representatives and the related residual fee shall be determined as of the first day of each calendar month. This Section shall not limit any damages to which either Vendor may be entitled as a result of Company’s breach.

During the term of this Agreement and thereafter as long as residual payments are due to Vendor pursuant to this Section 14.13, Company shall provide to Vendor monthly sales reports in a mutually agreed upon format. Such sales reports shall be provided to Vendor electronically within ten (10) days of the end of each month.

During the term of this Agreement and for a period of one (1) year after the final residual payment owed to Company is made by Vendor, Company shall permit Vendor’s designated employees or agents to have access during ordinary business hours to records of all Product sales information in order to verify the accuracy of amounts paid to Vendor by Company.

ARTICLE XV
RECORDKEEPING; AUDIT RIGHTS

Vendor shall keep accurate records in sufficient detail as to costs and expenses for which Company must reimburse Vendor under this Agreement. Upon Company’s reasonable request made during or within one (1) year after the term of this Agreement, and at Company’s expense, Vendor shall permit Company’s designated employees or agents to have access during ordinary business hours to records of such costs and expenses in order to verify the accuracy of amounts reimbursed by Company to Vendor. Company and its designated employees or agents shall maintain in confidence all such cost and expense records of Vendor.

ARTICLE XVI
INDEMNIFICATION

16.1                           Definitions. As used in this Article 16 and this Agreement, “Damages” shall mean all liabilities, damages, assessments, levies, losses, fines, penalties, costs, and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred as a result of any claims, suits, liabilities, or actions of any nature.

16.2.                        Indemnification by Vendor. Subject to the extent of any indemnification from Company pursuant to Section 16.3 hereof, Vendor shall indemnify and hold Company, its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages, except to the extent such damages arise from the negligence or intentional wrongful actions of Company, arising directly or indirectly from:

(a)                                  Vendor’s breach of or failure to comply with any of its obligations under this Agreement;

(b)                                 any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Vendor in this Agreement;

(c)                                  any negligent or wrongful act or omission on the part of Vendor or its employees or agents;

(d)                                 Vendor’s violation of or failure to comply with all applicable laws relating to the promotion, distribution and sale of the Products, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws;

(e)                                  Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission of Company; or

(f)                                    any federal or state claim or assessment for nonpayment or late payment by Vendor of any tax or contribution based on the status of any Representatives as employees of Vendor.

16.3.                        Indemnification by Company. Subject to the extent of any indemnification from Vendor pursuant to Section 16.2 hereof, Company shall indemnify and hold Vendor and its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages, except to the extent such damages arise from the negligence or intentional wrongful actions of Vendor, arising directly or indirectly from:

(a)                                  Company’s breach of or failure to comply with any of its obligations under this Agreement;

(b)                                 any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Company in this Agreement;

(c)                                  any negligent or wrongful act or omission on the part of Company or its employees or agents;

(d)                                 Company’s violation of or failure to comply with all applicable laws relating to the manufacture, sale, distribution, possession and use of the Product, the Program and this Agreement, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws;

(e)                                  Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission of Vendor;

(f)                                    the accuracy or completeness of the Product Labels, Product Promotional Materials, or the Training Program;

(g)                                 any claims or liabilities for injury to or death of persons, regardless of when such, claim or liability is asserted or incurred, resulting from or arising out of the manufacture, use, sale, distribution, possession of the Products, or a manufacturing design or defect of the Products, or any failure to warn or inadequacy of warning regarding the Products;

(h)                                 Company’s failure to pay when due or to reimburse Vendor for any Taxes (as defined in Section 5.3);

(i)                                     any negligent or wrongful acts or omissions on the part of Company with respect to Vendor’s employees or Representatives or those individuals who have made application to be Representatives of Vendor;

(j)                                     any federal or state claim or assessment for nonpayment or late payment by Company of any tax or contribution based on the status of any former Representatives as employees or agents of Company;

(k)                                  the use by Vendor, in the performance of its duties hereunder and as specified or directed by Company, of any trademark, trade name, copyright, patent or other rights which use actually or allegedly infringes on the rights of any third party;

(1)                                  any decision or action of the JCC.

16.4.                        Indemnification Procedures. A party (the “Indemnitee”) which intends to claim indemnification under this Article 16 shall promptly notify the other party (the “lndemnitor”) in writing of any action, claim or liability in respect of which the lndemnitee or any of its employees or agents are entitled to indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement or defense does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth in this Agreement. The Indemnitee, its employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability subject to indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense in connection with any indemnified claim.

16.5.                        Limitation on Vendor Liability. It is understood that Vendor is not an insurer and that the sums payable hereunder to Vendor by Company are based upon the value of services offered and the scope of liability undertaken, and such sums are not related to any potential liability of Company. Vendor makes no warranty, expressed or implied, that the services it furnishes will avert or prevent occurrences or the consequences therefrom which may result in loss or damage to Company. In the event of any Damages of which Vendor is liable, Company agrees that Vendor’s total liability to indemnify Company shall not exceed Five Million Dollars ($5,000,000).

16.6                           No Consequential Damages. Notwithstanding any provision of this Agreement to the contrary, and except with regard to claims by third parties, neither party shall be liable to the other for any special, indirect, incidental or consequential damages (other than liability for personal injury as provided in this Article 16), including lost profits.

ARTICLE XVII
MISCELLANEOUS

17.1.                        No Waiver: Cumulative Remedies. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by the party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

17.2.                        Captions.  Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

17.3.                        Governing Law. This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the State of Ohio, exclusive of conflict of laws principles.

17.4.                        Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or enforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the parties hereto shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

17.5.                        Entire Agreement: Modification. This Agreement contains the entire and exclusive agreement between the parties in respect of the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and writings between the parties hereto in respect of the subject matter hereof. Except as provided herein, this Agreement may not be changed or modified in any manner or released, discharged, abandoned or otherwise terminated unless in writing and signed by the duly authorized officers or representatives of the parties.

17.6.                        Notices. Any notice or request required or desired to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by pre-paid registered or certified mail or facsimile transmission to the intended recipient at the address set forth below or such other address as may have been furnished in writing by the intended recipient to the sender. The date of mailing or facsimile transmission shall be deemed to be the effective date on which notice was given, provided that all facsimile transmissions shall contain a provision requiring the intended recipient to confirm receipt and no facsimile transmission shall be effective unless confirmation of its receipt is received within twenty-four hours of its transmission.

All notices shall be addressed to:

If to Company, to:

Alliance Pharmaceutical Corp.

3040 Science Park Road San

Diego, California 92121 Fax:

(858) 410-5306

Attention:

President

If to Vendor, to:

Cardinal Health Sales and Marketing Services

7000 Cardinal Place

Dublin, Ohio 43017

Fax: (614) 757-6000

Attention:

President

17.7.                        Execution in Counterparts. This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall constitute one and the same document.

17.8.                        Assignment. This Agreement may not be assigned or transferred by a party without the prior written consent of the other party hereto, and any such assignment by Company shall be specifically subject to the continued obligation to pay the residual payments pursuant to Section 14.13 of this Agreement. Any such assignment shall not materially or adversely affect the rights or obligations of either party to this Agreement.

17.9.                        Public Announcements. Neither party shall issue any press release or other public announcement, verbally or in writing, referring to the other party or any entity which controls, is controlled by or under common control of such party, without the prior written consent of such party. Nothing contained herein shall limit the right of either party to issue a press release or public announcement if, in the opinion of such party’s counsel, such press release or public announcement is required pursuant to state or federal securities laws, rules or regulations, or other applicable laws, in which case the party required to make the press release or public announcement shall use its commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public announcement prior to issuing the press release or making the public announcement.

17.10.                  Maintenance of Records. Vendor and Company each agree that throughout the term of this Agreement and for a period of six years after the termination of this Agreement. each will maintain records and otherwise establish procedures to assure compliance with all regulatory, professional, and other applicable legal requirements which relate to the Detailing and marketing of the Products and if applicable, with the other services and activities to be performed hereunder.

17.11.                  Force Majeure. Failure of either party hereto to fulfill or perform its obligations under this Agreement shall not subject such party to any liability if such failure is caused or occasioned by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes (which strikes or disputes need not be settled), compliance with any order, regulation, or request of government, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of such party (a “Force Majeure Event”) provided such party uses reasonable efforts to remove such Force Majeure Event and gives the other party prompt notice of the existence of such Force Majeure Event. Provided, further, that no Force Majeure Event shall serve to delay or excuse any payment by one party to the other then due and owing.

17.12                     Setoff. The parties agree that with respect to this Agreement, no party shall delay or refuse to make any payment then due and owing or to take any action which itself is not in dispute on the grounds that such party is entitled to delay or refusal as a result of some other matter between the parties which is in dispute or is otherwise unresolved.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

REDKEY, INC. dba CARDINAL HEALTH SALES AND MARKETING SERVICES		ALLIANCE PHARMACEUTICAL CORP

By:	/s/ Don Wetherhold	By:	/s/ Duane J. Roth

Name:	Don Wetherhold	Name:	Duane J. Roth

Title:	President	Title:	Chairman and Chief Executive Officer

Date:	February 28, 2002	Date:	February 28, 2002

Schedule 1.1(m)

List of Products

Imagent® (perflexane lipid microbubble) sterile, single-use, non-pyrogenic white powder that upon reconstitution with sterile water into a suspension of microbubbles, is used for contrast enhancement during ultrasound cardiology imaging procedures. The initial indication will be for Left Ventricle Opacification (LV) / Endocardial Border Delineation (EBD).

Schedule 2.3(i)

DRUG POLICY

I.                                       PURPOSE

To prohibit the use, sale, dispensing, possession or manufacture of illegal drugs or narcotics on Company premises or the use or possession of substances which may impair the employee’s ability to perform his/her job safely or properly.

II.                                   POLICY

A.                                   The Company expressly prohibits the use, sale, dispensing, possession or manufacture of illegal drugs and narcotics on its premises.

B.                                     The employee will be subject to disciplinary action up to and including immediate Involuntary Termination for bringing non-prescribed drugs or narcotics to the workplace; being under the influence of drugs or alcohol while working; using illegal drugs or alcohol while working; or dispensing, distributing or illegally manufacturing or selling such substances on Company premises or work sites in the Company workplace.

C.                                     As a condition of employment, the employee is required to sign a consent form allowing the Company the right to test the employee for suspected substance abuse. All testing procedures shall confirm to local, state and federal regulations.

D.                                    The Company reserves the right to inform appropriate law enforcement agencies of any activity prohibited by this policy, including the name of the person known or suspected to be involved.

E.                                      Nothing in this statement of policy is to be interpreted as constituting a waiver of Management’s responsibility to maintain discipline or the right to take disciplinary measures in the case of poor performance or misconduct.

F.                                      Upon approval of the President, the Company may allow the use of alcohol at Company-sponsored events.

III.                                 PROCEDURE

A.                                   Any employee who notices any other employee demonstrating unusual behavior patterns which appear to be drug, narcotic or alcohol related should report the observed behavior to a supervisor or Human Resources. In such instances, it is advisable to have such behavior witnessed by another supervisor (if possible).

B.                                     The employee determined by the supervisor to be under the influence of drugs, narcotics or alcohol shall be required to leave the premises and will not be paid for the time not at work. If appropriate, the employee should be encouraged to obtain safe transportation.

C.                                     The employee experiencing problems relating from drug, narcotic or alcohol abuse or dependency shall be encouraged to seek outside counseling. Such substance abuse-related counseling in and of itself shall have no influence on work performance evaluations.

D.                                    The employee who is diagnosed as a drug abuser or alcoholic may be granted an LOA to undertake rehabilitation. The employee will not be permitted to return to work until certification is presented to the Company that the employee is capable of performing his/her job. Failure to cooperate with an agreed-upon plan may result in discipline up to and including Involuntary Termination. Rehabilitative LOAs will be limited to one per employee during the entire term of employment.

Schedule 2.7

Form of Management Report

Report Name	Description	Frequency

Territory Assignment Report

Lists the individuals covering each region and territory.  If a territory is vacant, the report will indicate the date when the territory became vacant and what alternate coverage is being applied (i.e. District Manager,  Adjacent Rep, etc.)
In addition, the report will indicate the current turnover rate.

Monthly
Territory Coverage Report

For each territory, the report provides the call statistics:

•                       Percentage of call to target audience

•                       Percentage of samples delivered to target audience

•                       Average number of calls/day (calculated on a six month moving average).

The report is summarized at the Regional and National levels.

Monthly Quarterly
Sales Statistics Report

For each territory, based on actual sales, the report will show:

•                       New Rx

•                       Total Rx

•                       Percent Change for New Rx

•                       Percent Change for Total Rx

•                       New Market Share Percent Change

•                       Total Market Change Percent Change

The report is summarized at the Regional and National levels.

Monthly Quarterly
Inventory Report

For each Territory, the report will document all the sample distribution activities. The report will reflect the following:

For each SKU:

•                       Period beginning balance

•                       Total shipments received

•                       Total samples dropped

•                       Total adjustments

•                       Period ending balance

•                       Total variance (units / percent)

The report is summarized at the Regional and National levels.

Monthly
Inventory Exception Report	The report will provide details on variances and adjustments related to the distribution of samples if any has occurred.	Monthly

[****]    Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange act of 1934, as amended.

Schedule 3.1

Service Fees

The monthly Service Fee per Representative is as follows:

Period	Monthly Service Fee per Representative

Execution of this Agreement - twelfth (12th) month following Product Launch Date	$	[****]

Thirteenth (13th) month following Product Launch Date - twenty-fourth (24th) month following Product Launch Date	$	[****]

Twenty-fifth (25th) month following Product Launch Date - thirty-sixth (36th) month following Product Launch Date	$	[****]

Thirty-seventh (37th) month following Product Launch Date - forty-eighth (48th) month following Product Launch Date	$	[****]

Forty-ninth (49th) month following Product Launch Date - sixtieth (60th)month following Product Launch Date	$	[****]

The Service Fee shall be effective as of the first (1st) day of the month after Company receives written authorization to staff the position.

The Service Fees shall include the following:

• Representative Salary

• Representative Payroll Taxes and Benefits

• Administrative Costs (supplies, printing, postage)

• Call Reporting

• Program Management

• Recruiting

• Representative Background Check and Drug Testing

• Expense Reporting and Travel Administrative

The monthly Service Fee does NOT include the following expenses (“Territory Operating Expenses”), which will be invoiced to Company monthly (in arrears) and shall be subject to a five percent (5%) administrative fee:

• In-Territory Travel Expenses (i.e., airfare, lodging, travel meals, travel incidentals, rental cars, etc.)

• Promotional Expenses

• Automobile-Related Expenses and/or Allowances

• Cellular Telephone Expenses

• Bonuses, including related payroll taxes and benefits costs

• Out-of-Territory Travel Expenses (i.e., airfare, lodging, travel meals, travel incidentals, rental cars, etc.), such as those incurred for Product launch activities, training, POA meetings, and/or convention coverage

• Other Representative Prizes or Awards

Territory Alignment and other related services may be provided upon request by Company, at a specifically quoted fee.